CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-46819) and related Prospectus of Conversion Technologies International, Inc. for the registration of 6,990,910 shares of its common stock and to the incorporation by reference therein of our report dated September 18, 1997 with respect to the consolidated financial statements of Conversion Technologies International, Inc. and subsidiaries included in its Annual Report on Form 10-KSB, as amended, for the year ended June 30, 1997, filed with the Securities and Exchange Commission on February 12, 1998.



                                          /s/ ERNST & YOUNG LLP

Metro Park, New Jersey
April 9, 1998